Exhibit 99
Press Release:
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
Contacts:

Douglas M. McKay	James R. Reske
Chairman and CEO	Chief Financial Officer & Treasurer
United Community Financial Corp.	United Community Financial Corp.
330.742.9801	330-742-0592
dmmckay@homesavings.com	jreske@homesavings.com
FOR IMMEDIATE RELEASE
United Community Financial Corp. Announces
Successful Sale of Butler Wick & Co., Inc. to Stifel Financial Corp.
     YOUNGSTOWN, Ohio — January 2, 2009 — United Community Financial Corp. (Nasdaq: UCFC), the parent company of Butler Wick Corp. and The Home Savings and Loan Company, announced that it successfully completed the sale of Butler Wick & Co., Inc. (“Butler Wick & Co.”), a wholly-owned subsidiary of Butler Wick Corp. to Stifel Financial Corp. on December 31, 2008, after meeting all customary closing conditions.
     The transaction was previously announced December 18, 2008, and involved a purchase price of $12,000,000 in cash, subject to post-closing adjustments. “The completion of this transaction in a timely manner allowed us to accomplish two important objectives before the end of 2008,” stated Douglas M. McKay, Chairman and CEO of United Community Financial Corp. “UCFC reduced outstanding debt by $8.0 million and provided new capital to Home Savings in the amount of $2.25 million. As a result, we are able to begin 2009 with a stronger balance sheet, higher capital ratios and the ability to focus on our primary lines of business,” added Mr. McKay.
     UCFC is the holding company for The Home Savings and Loan Company and Butler Wick Corp. both headquartered in Youngstown, Ohio. Home Savings operates 39 full-service banking offices and six loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick Corp., through its wholly-owned subsidiary Butler Wick Trust Company, provides trust services throughout Ohio. Additional information on the Company, Home Savings and Butler Wick Trust Company may be found on the Company’s web site: www.ucfconline.com.

     When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, changing valuations in the stock market, demand for loans in Home Savings’ market area, demand for trust services in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
     The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.